EXHIBIT 15.1

AGCA, Inc.  Certified Public Accountants

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Registration Statements No. 333-13320, No. 333-10312 and No. 333-132736 on Form S-8 and No. 333-168870 on Form F-3 of our report dated June 29, 2010 relating to the consolidated financial statements as of March 31, 2010 and for the year ended March 31, 2010 of Highway Holdings Limited and its subsidiaries (the “Group”), appearing in the annual report on Form 20-F of the Group for the year ended March 31, 2012 to be filed on or about June 29, 2012.

/s/ AGCA, Inc.

Arcadia, California

June 29, 2012

735 W. Duarte Road, Suite 203, Arcadia, CA 91006

Phone: (626) 446-4000  ·  Fax: (626) 446-4002  ·  E-mail: info@agcacpa.com